UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

December 31, 2012

Ironclad Performance Wear Corporation
(Exact name of registrant as specified in charter)

Nevada
(State or other Jurisdiction of Incorporation or Organization)

0-51365 (Commission File Number)		98-0434104 (IRS Employer Identification No.)
2201 Park Place, Suite 101 El Segundo, CA 90245 (Address of Principal Executive Offices and zip code)

(310) 643-7800
 (Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2012, Scott Alderton resigned as a member of the Registrant’s Board of Directors.

On January 1, 2012, the Registrant appointed Michael A. DiGregorio and Charles H. Giffen to fill the vacant seats on the Registrant’s Board of Directors.  The Registrant appointed Messrs. DiGregorio and Giffen as members of its Board of Directors in accordance with the provisions of the previously disclosed Settlement Agreement and Mutual General Release dated December 14, 2012 and entered into on December 17, 2012, among the Registrant, Scott Jarus, Scott Alderton, Eduard A. Jaeger, R.D. Pete Bloomer, Vayne Clayton and David Jacobs, on the one hand, and Kenneth J. Frank, Richard B. Kronman, Michael A. DiGregorio, Charles H. Giffen, Charles W. Hunter and Marcel Sassola, on the other hand.  Messrs. DiGregorio and Giffen are also parties to the previously disclosed Voting Agreement dated December 14, 2012 and entered into on December 17, 2012, among the Registrant, Kenneth J. Frank, Michael A. DiGregorio, Charles H. Giffen, Charles W. Hunter, Marcel Sassola, Eduard A. Jaeger, Richard B. Kronman and Scott Jarus, pursuant to which the parties signatory to the Voting Agreement agreed to vote their shares of the Registrant’s capital stock as required to effectuate the terms of the Settlement Agreement and Mutual General Release.

In connection with their appointment to the Registrant’s Board of Directors, on January 2, 2013, the Registrant’s Board of Directors approved the grant of an option to each of Messrs DiGregorio and Giffen to purchase 79,500 shares of the Registrant’s common stock.  The option has a term of ten years and a per share exercise price of $0.26, the then current fair market value of the Registrant’s common stock.  The option vests 1/6th on the last day of each full calendar month commencing January 31, 2013, until fully vested.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONCLAD PEFORMANCE WEAR CORPORATION

Date: January 4, 2013	By:	/s/ Thomas Kreig
Thomas Kreig
Senior Vice President of Finance